FOR IMMEDIATE RELEASE
February 5, 2021

IPL announces agreement to acquire solar project in Clinton County
Project to provide 195 megawatts of renewable energy and create jobs

INDIANAPOLIS — Indianapolis Power & Light Company (IPL), a subsidiary of the AES Corporation (NYSE: AES), today announced an agreement to acquire a 195 megawatt solar project. Expected to be completed in 2023, the solar project will be located in Clinton County, Ind., and Invenergy will develop the project and manage construction. Once operating, the solar facility will generate enough electricity to power more than 30,000 homes. The acquisition agreement is subject to approval from the Indiana Utility Regulatory Commission.

“IPL has a long history of providing safe, reliable and affordable electric service to our customers,” said Kristina Lund, IPL President and CEO. “Our investment in solar energy allows us to diversify our electric generation portfolio, while still reliably serving our customers.”

Through its recent Integrated Resource Plan, IPL identified a need for new generation resources to serve our customers' needs. An extensive process which included an all-source request for proposals led IPL to Chicago-based Invenergy, a leading global developer and operator of sustainable energy solutions with extensive experience in solar generation.

In addition to providing affordable, renewable energy and diversifying IPL's portfolio, the solar project will create 200 temporary construction jobs and provide landowners in the area lasting economic benefits.

“The recent advancements in digital technologies and renewable energy give our customers a wide variety of options when it comes to how they power their homes and businesses,” said Lund. “Gone are the days when customers had to choose between reliability, affordability and sustainability. Now they can have all three, and this solar project is a great example of how IPL can help our customers achieve their most important personal and business objectives.”

Construction on the project is expected to begin in the fall of 2021 and reach commercial operation in 2023.

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About Indianapolis Power & Light Company (IPL)
Indianapolis Power & Light Company (IPL), an AES Company, provides retail electric service to more than 490,000 residential, commercial and industrial customers in Indianapolis, as well as portions of other Central Indiana communities surrounding Marion County. During its long history, IPL has supplied its customers with some of the lowest-cost, most reliable power in the country. For more information about the company, please visit IPLpower.com or connect at twitter.com/IPLpower, facebook.com/IPLpower or linkedin.com/company/IPLpower.

About AES
The AES Corporation (NYSE: AES) is a Fortune 500 global energy company accelerating the future of energy. Together with our many stakeholders, we're improving lives by delivering the greener, smarter energy solutions the world needs. Our diverse workforce is committed to continuous innovation and operational excellence, while partnering with our customers on their strategic energy transitions and continuing to meet their energy needs today. For more information, visit www.aes.com.

About Invenergy
We are innovators building a sustainable world. Invenergy and its affiliated companies develop, own, and operate large-scale sustainable energy generation and storage facilities in the Americas, Europe and Asia. Invenergy's home office is located in Chicago, and it has regional development offices in the United States, Canada, Mexico, Colombia, Japan, Poland and Scotland. Invenergy has successfully developed more than 25,000 megawatts of projects that are in operation, construction or contracted, including wind, solar, natural gas power generation facilities, and advanced energy storage projects as well as transmission infrastructure. For more information, please visit www.invenergy.com.

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